Exhibit 99.1

WIZE PHARMA ENROLLS FIRST PATIENT IN PHASE IV STUDY OF LO2A FOR SYMPTOMATIC TREATMENT OF DRY EYE SYNDROME IN PATIENTS WITH SJöGREN’S SYNDROME

HOD HASHARON, Israel, March 28, 2018 - Wize Pharma, Inc. (OTCQB: WIZP) (OTCQB: WIZPD) a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced it has enrolled the first patient in its Phase IV clinical trial in Israel for LO2A in the symptomatic treatment of dry eye syndrome (DES) in patients with Sjögren’s syndrome.

In addition to meeting marketing approval requirements in Israel, this study is also designed to support Wize’s clinical approval pathway for LO2A for the treatment of DES in patients with Sjögren’s in other markets including the U.S., China, and Ukraine. LO2A is already approved in Israel for the treatment of DES and sales are expected to commence in Israel in 2018.

This randomized, double-masked study will evaluate LO2A versus Alcon’s Systane® Ultra UD, an over-the-counter lubricant eye drop product used to relieve dry and irritated eyes. Approximately 60 patients with Sjögren’s syndrome who are experiencing DES are being randomized in a 1:1 ratio to one of two treatment groups, LO2A or Systane® Ultra UD. Drops will be administered topically to the eye over a three month period. The primary endpoint of the study is change in corneal/conjunctival staining score using the National Eye Institute (NEI) Industry Grading System after 3 months of study treatment. This is an objective measure used to determine the severity of dryness of the eye. Secondary endpoints include corneal/conjunctival staining score after one month of treatment and change in Ocular Surface Disease Index (OSDI) score after one and three months of treatment.

“We are very pleased to commence patient enrollment in this Phase IV study and we expect the study to complete enrollment and treatment of all patients in the fourth quarter of 2018. If the study meets its primary endpoint, we expect this will lead to approval from the Israeli Ministry of Health, which has already approved LO2A for the treatment of DES,” stated Wize’s Chairman, Ron Mayron. “We are particularly encouraged in this indication because a prior clinical study of LO2A in Hungary demonstrated efficacy in the symptomatic treatment of DES in Sjögren’s syndrome patients, which led to LO2A’s approval for Sjögren’s in the Netherlands.”

The global DES treatment market was valued at approximately $3.7 billion in 2017 and is expected to grow to $4.9 billion by 2022 according to Market Scope.

About Dry Eye Syndrome (DES) and Sjögren’s

Dry Eye Syndrome (DES) is caused by the reduced production and/or improper quality of tear film. One of the causes of reduced tear production is Sjögren’s, a chronic autoimmune disease that is estimated to affect up to 4 million people in the U.S. In patients with DES and Sjögren’s, the absence of adequate tear production disrupts the normal function of the tear film in protecting the surface of the eye, resulting in increased friction that damages the integrity of the corneal and conjunctival surface.

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (CCH) and Sjögren's.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren's. Wize's strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize is currently conducting a Phase II trial of LO2A for DES in patients with CCH and plans to commence a Phase IV study for LO2A for DES in patients with Sjögren's.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. For example, when we discuss our market potential, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading "Risk Factors" included in Wize's Registration Statement on Form S-1 filed with the SEC on February 6, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all investor enquiries, please contact:

Noam Danenberg

Chief Operating Officer

+972-72-260-0536

noam@wizepharma.com